Exhibit 99.1

     For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973
Synovus Reports Earnings per Share of $0.43 for Third Quarter 2007
Company Aggressively Deals with Credit Issues
Columbus, Ga., October 25, 2007 — Synovus reports diluted earnings per share of $0.43 for the third quarter 2007 compared to $0.47 for the third quarter of 2006. Net income was $142.1 million for the quarter compared to $154.1 million for the same period last year. The third quarter of 2007 results include $5.6 million (net of income taxes and minority interest) in expenses related to the intended distribution of Synovus’ ownership interest in TSYS to Synovus’ shareholders in a spin-off transaction. Excluding these expenses, diluted earnings per share for the quarter was $0.45, down 5.1% from the same period a year ago, while net income was $147.7 million, down 4.1% compared to the same period a year ago.
     Return on average assets for the quarter was 1.70% and return on average equity was 14.02% compared to 2.00% and 17.63%, respectively, in the same period last year. Shareholders’ equity at September 30, 2007, was $4.06 billion, which represented a very strong 12.10% of quarter-end assets. Total assets ended the quarter at $33.6 billion, an increase of 7.1% from the same period last year. The ratio of nonperforming assets to loans and other real estate was 1.16%, compared to 0.87% last quarter and 0.52% in the third quarter of last year. The net charge-off ratio for the quarter was 0.51% compared to 0.25% last quarter and 0.20% in the third quarter of last year. The allowance for loan losses was 1.38% of loans, compared to 1.30% last quarter and 1.32% in the third quarter last year. The provision for loan losses covered net charge-offs by 1.78x for the quarter.
     Synovus Chairman and Chief Executive Officer Richard E. Anthony said, “With further weakness in our residential construction and residential development portfolios, we have taken actions to aggressively deal with these portfolios and get these issues behind us as quickly as possible. A significant amount of the credit issues during the quarter are centered in the Ft. Myers/Cape Coral, Florida area residential construction portfolio. In fact, this portfolio represented approximately half of net charge-offs for the quarter. These losses were due to the residential housing price decline of approximately 40% in the area. The other areas contributing to the increase in nonperforming loans and provision for loan losses were in the panhandle of Florida and south Atlanta markets.”
     Financial Services’ net income was $86.5 million compared to $110.0 million for the third quarter last year. Excluding spin-off related expenses, third quarter net income was $90.7 million. Net interest income remained unchanged compared to the third quarter of last year. Total loans grew 6.5% compared to the same period last year. On a sequential quarter basis (annualized), commercial and industrial loans grew 3.8% and retail loans grew 14.7% while commercial real estate loans declined by 0.3%. Total core deposit growth (excludes brokered
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

Synovus Reports Earnings per Share of $0.43 for Third Quarter 2007/p. 2
time deposits) was 3.3% over the third quarter of 2006. On a sequential quarter basis, core deposits declined 4.9% (annualized), primarily due to seasonal weakness in transaction accounts and the runoff of higher cost certificates of deposit. The net interest margin for the quarter was 4.02%, compared to 4.05% last quarter and 4.30% in the third quarter of last year.
     Financial Services’ non-interest income was up 18.9% over the third quarter last year with increases in brokerage and investment banking revenue of 24.9%, fiduciary and asset management fees — which include trust, financial planning and asset management fees — of 3.7%, and bankcard fees of 4.2%. During the quarter, Financial Services recorded a $6.8 million after-tax valuation gain from investments by Total Technology Ventures, our venture capital subsidiary. Additionally, Financial Services recorded a $1.8 million after-tax gain from the sale of MasterCard stock. Financial Services’ non-interest expense was up 7.0% compared to the third quarter of 2006. During the quarter, Financial Services incurred $4.2 million in expenses related to the intended spin-off of all of the TSYS shares held by Synovus to Synovus’ shareholders.
     Presentation of net income and diluted net income per share excluding the expenses associated with the intended TSYS spin-off are non-GAAP (Generally Accepted Accounting Principles) financial measures. The following table reconciles net income and diluted net income per share, comparing non-GAAP financial measures to GAAP financial measures.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In thousands, except per	2007	2006	% Chg	2007	2006	% Chg
share data)

Financial Services:
Net income	$86,472	109,983	(21.4%)	296,527	310,127	(4.4%)
Spin-off related expenses incurred by Synovus Financial Services, net of income taxes	4,245	—	nm	4,606	—	nm

Net income as adjusted	90,717	109,983	(17.5)	301,133	310,127	(2.9%)

TSYS:
Net income, net of minority interest	55,612	44,083	26.2	155,059	131,243	18.1
Spin-off related expenses incurred by TSYS, net of income taxes and minority interest	1,367	—	nm	1,368	—	nm

Net income as adjusted	56,979	44,083	29.3	156,427	131,243	19.2

Consolidated net income as adjusted	$147,696	154,066	(4.1%)	457,560	441,370	3.7%

Net income per diluted share	$0.43	0.47	(8.7%)	1.37	1.37	0.1%
Spin-off related expenses, net of income taxes and minority interest	0.02	—	nm	0.02	—	nm

Net income per diluted share as adjusted	$0.45	0.47	(5.1%)	1.39	1.37	1.4%

Notes:

nm = not meaningful

Synovus believes that the above non-GAAP financial measures provide meaningful information to assist investors in understanding Synovus’ financial results, exclusive of items that management believes are not reflective of its ongoing operating results. The non-GAAP
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

Synovus Reports Earnings per Share of $0.43 for Third Quarter 2007/p. 3
measures should not be considered by themselves or as a substitute for the GAAP measures. The non-GAAP measures should be considered as an additional view of the way Synovus’ financial measures are affected by the non-recurring costs associated with the intended distribution of Synovus’ ownership interest in TSYS to Synovus’ shareholders in a spin-off transaction.
     TSYS reported net income of $68.8 million for the third quarter 2007 compared to $54.3 million last year, a 26.7% increase. Diluted earnings per share for the quarter increased to $0.35, up from $0.28 last year, a 26.5% increase. During the quarter, TSYS signed new agreements with Discover Financial Services, Nationwide, the world’s largest Building Society, and Tinkoff Credit Systems, a Moscow-based consumer lending bank. Additionally, TSYS successfully launched with Lloyds TSB a new money transfer card in the UK and with The Gift Voucher Shop a retail gift card campaign in hundreds of Post Offices in Ireland. TSYS also announced a multi-year agreement to provide merchant processing services to Veracity Payment Solutions.
     Anthony continued, “We have addressed our non-performing loans and have recognized what we believe to be appropriate charges given the current environment. During the quarter, our net interest margin was stable, in light of the greater than expected move by the Federal Reserve in lowering rates. After the first nine months in 2007, we now expect full year earnings per share to be approximately $1.85.”
     Synovus’ 2007 earnings outlook is based on the following assumptions for the full year:
•	Mid single digit loan growth.

•	Net interest margin of approximately 4.04%.

•	Net charge-off ratio of approximately 0.34%.
The aforementioned earnings guidance of approximately $1.85 does not include the expenses associated with the TSYS spin-off transaction.
     Synovus will host an earnings highlights conference call at 4:30 pm EDT, on October 25, 2007. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.
Synovus (NYSE: “SNV”) is a financial services holding company with $34 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 37 banks, 440 ATMs, and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: “TSS”), one of the world’s largest companies for outsourced payment services. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure the delivery of unparalleled customer experiences. Synovus has been named one of “The 100 Best Companies to Work For” in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. See Synovus on the Web at www.synovus.com.
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

Synovus Reports Earnings per Share of $0.43 for Third Quarter/p. 4
This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Synovus’ belief that it has recognized appropriate charges regarding non-performing loans given the current environment, Synovus’ expected earnings per share for 2007, statements regarding the expected distribution by Synovus of its ownership interest in TSYS, and the assumptions underlying such statements, including, with respect to Synovus’ expected earnings per share for 2007, mid single digit loan growth, a net interest margin of approximately 4.04%, and a net charge-off ratio of approximately 0.34%. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other financial service providers; factors that affect the delinquency rate on Synovus’ loans and the rate at which Synovus’ loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS does not perform within its range of guidance; the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by customers; Synovus’ inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation, regulatory investigations, or similar matters, or adverse facts and developments related thereto, including the FDIC’s investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (a subsidiary of Synovus) in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation; the impact of the application of and/or changes in accounting principles; the effects of changes in government policy, laws and regulations, or the interpretation or application thereof, including restrictions and/or limitations arising from banking laws, regulations and examinations; changes in consumer spending, borrowing and saving habits; technological changes; and the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
###
Post Office Box 120 / Columbus, GA 31902
www.synovus.com